12/23/2024

Becky McGraw

OFFER LETTER: CHIEF FINANCIAL OFFICER, PARKS! AMERICA

Dear Becky,

We are pleased to offer you the full-time position of **CHIEF FINANCIAL OFFICER (CFO)** of **PARKS! AMERICA, INC.** with a start date as soon as you are available. We believe your skills and experience are an excellent match for our company.

In this role, you will be performing all tasks customarily done by a public company Chief Financial Officer including overseeing the preparation of financial reports, including filings with the SEC. You will be required to work with the company's controller and any other accounting employees in the department you will head.

The annual **starting salary for this position is $180,000 a year** to be paid on a once every two-weeks basis, starting as soon as possible. You will be eligible to be paid **an annual bonus of no more than $20,000 a year** based on your job performance as determined by the company's board of directors. In addition to this starting salary, we're offering you employer paid health insurance at such time as the company is permitted to provide it and all other requests on the salary and benefits package Andrew Kuhn (a director of the company) communicated to you.

Your employment with **PARKS! AMERICA, INC**. will be on an at-will basis, which means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definite amount of time.

Please confirm your acceptance of this offer by signing and returning this letter by **Friday, December 27th, 2024.**

We are excited to have you join the team. If you have any questions, please feel free to reach out at any time.

Signature: Geoffrey Gannon

Printed Name: Geoff Gannon

Date: 12/23/2024

GEOFF GANNON

President, Parks! America

Signature: DocuSigned by: [signature] 088201A032D9413...

Printed Name: Rebecca McGraw

Date: 12/23/2024

BECKY MCGRAW